Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Digital Realty Trust, Inc.

Digital Realty Trust, L.P.:

We consent to the incorporation by reference in the registration statements (Nos. 333-147746 and 333-121353) on Form S-8 of Digital Realty Trust, Inc., (Nos. 333-163505, 333-142396, 333-132980 and 333-129688) on Form S-3 of Digital Realty Trust, Inc. and (Nos. 333-180886, 333-180886-01, 333-158958 and 333-158958-01) on Form S-3 of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. of our report included herein dated September 25, 2012 with respect to the combined statement of revenue and certain expenses of the Sentrum Portfolio for the year ended December 31, 2011. Our report refers to the fact that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission and is not intended to be a complete presentation of the Sentrum Portfolio’s combined revenue and expenses.

/s/ KPMG LLP

San Francisco, California

September 25, 2012